Specialty Care Network, Inc.
Computation of Per Share Earnings


                                             Pro Forma           Pro Forma
                                            For the Year        For the Year
                                               Ended               Ended
                                          December 31, 1995   September 30, 1996
                                          -----------------   -----------------
Average shares outstanding .................      1,517,905           1,517,905

Net effect of convertible debentures .......      2,020,841           2,020,841

Acquisition shares issued ..................      7,659,115           7,659,115

Dividends paid to promoters --
see SAB topic 1.B.3 and E&Y SEC
Manual page 7,402
using treasury stock method ................        153,787             153,787

Stock sold to TOC -- working capital .......        100,000             100,000

Net effect of common stock,
stock options and warrants -- based
on the treasury stock method using
estimated initial public offering price ....      1,040,249           1,040,249
                                                -----------         -----------
Total Pro forma Average weighted number of
shares outstanding .........................     12,491,897          12,491,897
                                                ===========         ===========

Net Income .................................    $ 3,388,459         $ 2,639,864
                                                -----------         -----------

Pro forma per share amount .................    $      0.27         $      0.21
                                                ===========         ===========